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                                                             EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                         DENDRITE INTERNATIONAL, INC.

     FIRST:     The name of the corporation is Dendrite International, Inc. (the
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"Corporation").

     SECOND:    The purpose for which the corporation is organized is to engage
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in any activity within the purposes for which corporations may be organized under Title 14A, Corporations, General, of the New Jersey Statutes.

     THIRD:     The address of the Corporation's registered office is 1200 Mount
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Kemble Avenue, Morristown, New Jersey 07960, and the name of the Corporation's registered agent at such address is John Edward Bailye.

     FOURTH:    The Corporation shall indemnify every corporate agent as defined
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in, and to the full extent permitted by, Section 14A:3-5 of the New Jersey
Business Corporation Act, and to the full extent otherwise permitted by law.

     FIFTH:     The number of directors constituting the present Board of
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Directors is five, and the names and addresses of the current directors are as follows:

     John Edward Bailye                 Ofer Nemirovsky
     1200 Mount Kemble Avenue           c/o Hancock Venture Partners
     Morristown, NJ 07960               One Financial Center
                                        Boston, MA 02111

     G. Robert Marcus                   John Martinson
     721 Route 202-206                  997 Lennox Drive
     P.O. Box 1018                      Unit # 3
     Somerville, NJ 08876               Lawrenceville, NJ 08648

     Paul A. Margolis
     95 Wells Avenue
     Newton, MA 02159

     SIXTH:     The following is a statement of the designations and powers,
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preferences and rights, and the relative participating, optional or other special rights, and the qualifications, limitations and restrictions granted to or imposed upon the respective classes of shares of capital stock of the Corporation or the holders thereof:

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     This Corporation is authorized to issue an aggregate of 60,000,000 shares, which shall have no par value per share. Of these shares, 50,000,000 shall be Common Stock, and 10,000,000 shares shall be preferred stock without designation until further action by the Board of Directors as provided below. The division of authorized shares of preferred stock into series, the determination of the designation and the number of shares of any series, the determination of the relative rights, preferences and limitations of the shares of any series, and any or all of such divisions and determinations, may be accomplished by an amendment to this Restated Certificate of Incorporation authorized and approved by the Board of Directors of the Corporation. The Board of Directors is authorized to change the designation or number of shares, or the relative rights, preferences and limitations of shares of any theretofore established series no shares of which have been issued. Notwithstanding the foregoing, the Board of Directors of the Company shall retain no authority hereafter, absent an affirmative vote of the requisite majority of holders of Common Stock and of holders of the requisite majority of other classes of stock of the Company entitled to vote thereon, if any, to redesignate the 10,000,000 shares of preferred stock as stock of an undesignated class of stock or of Common Stock.

     SEVENTH:   To the extent permitted by New Jersey law, no director or
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officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders except that this Article shall not relieve a director or officer from liability for any breach of duty based on an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt of such person of an improper personal benefit.

     EIGHTH:    Pursuant to Subsection 14A:9-5(6) of the New Jersey Business
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Corporation Act, this Restated Certificate of Incorporation shall become effective on the date of filing of this Restated Certificate of Incorporation in the office of the Secretary of State.